EXHIBIT 3.1

Amendment No. 1
to
the Fourth Amended and Restated Limited Partnership Agreement
of
Managed Futures Premier Abingdon L.P.
dated as of
November 29, 2012
(the “Agreement”)

WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 17(a), the Agreement shall be amended as follows:
1.            Paragraph 4(a) is hereby deleted and replaced in its entirety with the following:  “Term.  The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed in the office of the Secretary of State, State of New York, and shall end as soon as practicable upon the first to occur of the following:  (1) December 31, 2025; (2) receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of all Classes (as defined below) of Units of Limited Partnership Interest then outstanding (excluding Units of Limited Partnership Interest owned by the General Partner, an affiliate of the General Partner or any their employees), notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution; (3) assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 17); (4) the Net Asset Value per Unit of Limited Partnership Interest of any Class declines on any business day after trading to less than $400; or (5) any event which shall make it unlawful for the existence of the Partnership to be continued.  In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if the aggregate Net Assets of the Partnership decline to less than $1,000,000.  As used in this Paragraph 4(a), “affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner.”
2.            Paragraph 17(c) is hereby deleted and replaced in its entirety with the following:  “Amendments and Actions without Consent of the General Partner.  At any meeting called pursuant to Paragraph 17(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of each Class of Units of Limited Partnership Interest then outstanding, the following actions may be taken:  (1) this Agreement may be amended in accordance with and only to the extent permissible under the Partnership Act; (2) if the General Partner elects to withdraw from the Partnership, a new general partner or general partners may be admitted immediately prior to the withdrawal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; (3) any contracts with the General Partner, any of its affiliates or any commodity trading advisor to the Partnership may be terminated on sixty days’ notice without penalty; and (4) the sale of all of the assets of the Partnership may be approved; provided, however, that no such action may be taken unless the Partnership has been furnished with an opinion of counsel that the action to be taken will not adversely affect the liability of the Limited Partners and that the action is permitted by the Partnership Act.  At any meeting called pursuant to Paragraph 17(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of each Class of Units of Limited Partnership Interest then outstanding (excluding Units of Limited Partnership Interest owned by the General Partner, an affiliate of the General Partner or their employees), the following actions may be taken: (1) the Partnership may be dissolved; (2) the General Partner may be removed and a new general partner may be admitted immediately prior to the removal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; and (3) the Partnership shall vote to terminate any collective investment vehicle operated by the General Partner into which the Partnership’s assets are invested (a “Master Fund”), in accordance with the organizational documents of such Master Fund.  As used in this Paragraph 17(c), “affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner.”
3.            The foregoing amendments shall be effective as of January 1, 2016, and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed for and on behalf of the undersigned on December 30, 2015.
General Partner:
Ceres Managed Futures LLC By: /s/ Patrick T. Egan Patrick T. Egan President and Director
Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.
By: CERES MANAGED FUTURES LLC
ATTORNEY‑IN‑FACT

By: /s/ Patrick T. Egan
Patrick T. Egan
 President and Director

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